SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant                        X
                                            -------
Filed by a Party other than the Registrant  -------

Check the appropriate box:
----- Preliminary Proxy Statement
----- Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2)0 X
--X-- Definitive Proxy Statement
----- Definitive Additional Materials
----- Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                         METROLOGIC INSTRUMENTS, INC.

                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  X
----- No fee required
----- Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per *unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

____Fee paid previously with preliminary materials.
____Check if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount previously paid:_________________________________________
2) Form, Schedule or Registration Statement No.____________________
3) Filing party:___________________________________________________
4) Date filed:_____________________________________________________

                                    [LOGO]


                                 90 COLES ROAD
                          BLACKWOOD, NEW JERSEY 08012



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON THURSDAY, JUNE 19, 2003



         The 2003 Annual Meeting of Shareholders (the "Annual Meeting") of Metrologic Instruments, Inc., a New Jersey corporation (the "Company"), will be held on Thursday, June 19, 2003, at 3:30 p.m., Eastern Daylight Time, at the Company's corporate offices, located at 90 Coles Road, Blackwood, New Jersey 08012, for the following purposes:

         1. To elect two Class II directors to hold office until the Annual Meeting of Shareholders in 2006;

         2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2003; and

         3. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on April 21, 2003 as the record date for the Annual Meeting. Only shareholders of record at that time are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

         Whether or not you expect to attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy in the envelope enclosed for your convenience.


                                     By Order of the Board of Directors,



                                     /s/Janet H. Knowles
                                     Janet H. Knowles
                                     Secretary

May 12, 2003

                                PROXY STATEMENT


METROLOGIC INSTRUMENTS, INC.                                     May 12, 2003
90 Coles Road
Blackwood, New Jersey 08012

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Metrologic Instruments, Inc. (the "Company") of proxies for the 2003 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the offices of the Company at 3:30 P.M. Eastern Daylight Time, on June 19, 2003, and any adjournments or postponements thereof. Copies of this Proxy Statement and the accompanying proxy are first being sent to shareholders on or about May 12, 2003.

     The entire cost of this proxy solicitation will be borne by the Company. Solicitation may be by mail, telephone or in person. Some of the officers and other employees of the Company may solicit proxies personally and by telephone. Management may also request banks, brokerage firms, custodians, nominees and fiduciaries to obtain authorization for the execution of proxies and will reimburse them for expenses incurred by them in connection therewith.

     The holders of record of Common Stock of the Company, par value $.01 per share (the "Common Stock"), at the close of business on April 21, 2003 (the "Record Date") will be entitled to vote on all matters to be voted upon at the Annual Meeting and any adjournments or postponements thereof.

     The Company had 5,476,439 shares of Common Stock issued and outstanding on the Record Date. Each share of Common Stock is entitled to one vote per share. The presence at the Annual Meeting in person or by proxy of shareholders entitled to cast at least a majority of the votes at the Annual Meeting will constitute a quorum at the Annual Meeting. Broker non-votes and abstentions will be counted in determining the presence of a quorum, but will not be voted.

     Subject to the conditions set forth in the Notice of Annual Meeting accompanying this Proxy Statement, the shares represented by each executed proxy will be voted in accordance with the instructions given. If no instruction is made on an executed proxy, the proxy will be voted:

     o FOR the election of the nominees named thereon to the Board of Directors; and

     o FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the 2003 fiscal year.

     The Board of Directors knows of no other matters that are likely to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

     Any shareholder giving a proxy has the power to revoke the proxy by filing a written notice of revocation with the Secretary of the Annual Meeting prior to the voting of the proxy or by voting the shares subject to the proxy by written ballot.

     With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect.

     With regard to the ratification of the appointment of the Company's independent auditors for the 2003 fiscal year, shareholders may cast their votes in favor or against, or may abstain. Abstentions will have the effect of a negative vote, while broker non-votes will have no effect on the outcome of the vote. Shareholders entitled to vote may do so in person or by proxy. The Company may require that any votes cast in person be cast by written ballot.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes. Directors in each class are elected to serve for a term of three years. The terms are staggered so that approximately one-third of the Board of Directors will stand for election each year. At the Annual Meeting, two persons will be elected to the Board of Directors to serve until the 2006 Annual Meeting of Shareholders or until his or her successor is elected and qualified.

     The persons named in the enclosed proxy will vote for the election of the nominees named below unless authority to vote is withheld. In the event that the nominees are unable to serve, the persons named in the proxy will vote for such substitute nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that the nominees named herein will be unable to serve.

Nominees for Terms Expiring in 2006

C. Harry Knowles         Mr. Knowles, 74, is the founder of the Company and
                         has been Chairman of the Board of Directors since the Company's inception. Mr. Knowles has served as Chief Executive Officer since 1985. Mr. Knowles served as President of the Company from its inception through 1982 and from 1985 until February
                         2000. In addition, Mr. Knowles served as Chief
                         Technical Officer with responsibility for all of the Company's research and development activities from 1982 to 1985. Since 1988, Mr. Knowles has also served as a Managing Director of Metrologic
                         Instruments GmbH. Prior to founding the Company, Mr.
                         Knowles was the general manager of Westinghouse
                         Electric Corporation's integrated circuits division in Elkridge, Maryland. Mr. Knowles is married to Janet H. Knowles, the Vice President,
                         Administration, Secretary, Treasurer and a director of the Company.

Stanton L. Meltzer       Mr. Meltzer, 64, has been a director of the Company
                         since 1987. Mr. Meltzer, a graduate of Wharton School of the University of Pennsylvania, is a certified public accountant and since 1964 has been a principal in the firm of Gold, Meltzer, Plasky & Wise, a professional corporation of certified public accountants, located in Moorestown, New Jersey. He has chaired conferences, lectured and taught courses to accountants throughout the United States for the American Institute of Certified Public Accountants and other professional organizations.

     The foregoing director nominees will be elected by a plurality of votes cast. The Board of Directors recommends a vote "FOR" the election of Mr. Knowles and Mr. Meltzer.

Board of Directors

The following persons represent the remaining members of the Board of Directors with terms expiring after 2003:

Richard C. Close         Mr. Close, 61, became a director of the Company in
                         September 1999. He is a private investor and also provides consulting and transition management for companies in connection with merger and acquisition activities. From January 1997 until August 2000, Mr.
                         Close served as President and General Manager of Polaroid Graphics Imaging LLC. Polaroid Graphics
                         Imaging LLC was formerly a division of Polaroid
                         Corporation, and is now a privately owned independent company. Mr. Close served as President and Chief
                         Executive Officer of Computer Identics Corporation from 1993 until 1997. Mr. Close has a Bachelor of Science in Electrical Engineering from Vanderbilt
                         University. Mr. Close's current term as a director expires in 2004.

Janet H. Knowles         Mrs. Knowles, 61, was a director of the Company from
                         1972 to 1984 and has served as a director since 1986.
                         Mrs. Knowles served as Vice President, Administration from 1976 to 1983 and has served in that capacity and as Secretary since 1984 and as Treasurer since 1994.
                         Mrs. Knowles is responsible for the Company's administrative matters. Mrs. Knowles is married to C.
                         Harry Knowles, the Chief Executive Officer and
                         Chairman of the Board of Directors of the Company.
                         Mrs. Knowles' current term as a director expires in 2005.

John H. Mathias          Mr. Mathias, 56, became a director of the
                         Company in September 1999. Mr. Mathias currently is
                         President of Asia Technologies, LLC, a supplier of components to high tech industries in Southeast Asia and the United States. From 1981 to 2002 he was Chairman and Chief Executive Officer of The JPM
                         Company, a publicly traded company that manufactured wire and cable assemblies at various locations throughout the world. The JPM Company filed a chapter
                         11 petition in the United States Bankruptcy Court for the District of Delaware on March 1, 2002. Mr. Mathias has a Bachelor of Science in Business Administration and a Masters in Mathematics, both from Bucknell
                         University. Mr. Mathias' current term as a director expires in 2004.

Thomas E. Mills IV       Mr. Mills, 43, became a director of the
                         Company in March 1999, became President of the Company in February 2000, and has served as the Company's
                         Chief Operating Officer since April 1998, and as Chief
                         Financial Officer from May 1994 until July 1, 2002.
                         From April 1998 to February 2000, Mr. Mills served as the Company's Executive Vice President and from June
                         1995 to April 1998 as the Company's Vice President,
                         Finance. Mr. Mills was employed by Ferranti
                         International, Inc. from 1986 to April 1994 in various positions, most recently as Senior Vice President, U.S. Operations. In April 2003, Mr. Mills was elected to the Board of Directors and Audit Committee of New
                         Jersey Manufacturers Insurance Company. Also in April
                         2003, Mr. Mills was elected to the Board of Trustees of the New Jersey Business and Industry Association.
                         Mr. Mills' current term as a director expires in 2005.

Hsu  Jau Nan             Mr. Hsu, 58, became a director of the Company
                         in September 1999. Mr. Hsu is an owner and managing director of several companies in Taiwan, Singapore, and China which, in the aggregate, employ over 5,000 people. From 1973 to 1983, Mr. Hsu was an Engineering
                         Manager for General Electric's television operations.
                         Mr. Hsu has an Electrical Engineering degree from National Taipei University of Technology. Mr. Hsu's current term as a director expires in 2005.

William Rulon-Miller     Mr. Rulon-Miller, 54, became a
                         director of the Company in December 1997. Mr.
                         Rulon-Miller joined Janney Montgomery Scott Inc. in
                         1979 and currently serves as Senior Vice President and Director of Investment Banking. He is a partner of Five Penn Center Partners, a director of The Penn
                         Janney Fund, Inc., and on the Investment Committee of the Co-Investment Fund 2000, all of which are private venture capital organizations. Mr. Rulon-Miller graduated from Princeton University and received an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Rulon-Miller's current term as a director expires in 2004.

Meetings and Committees of the Board of Directors

     The Board of Directors has an Audit Committee, a Compensation Committee and an Incentive Committee. These committees were formed in September 1994 in connection with the Company's initial public offering. The Company does not have a Nominating Committee. The Board of Directors held 12 meetings in 2002. Each of the directors attended at least 75% of the aggregate of all meetings of the board and meetings of all committees of which the director was a member, except for Hsu Jau Nan who attended only one of the board meetings.

     The Audit Committee currently consists of three members of the Board:
John H. Mathias, Stanton L. Meltzer, and William Rulon-Miller, all of whom are independent from the Company and its management as independence is defined in NASD's independent director and audit committee listing standards. In accordance with its charter, a copy of which was attached as Appendix A to the Company's 2001 Proxy Statement, the Audit Committee (i) recommends to the Board of Directors the independent accountants to be appointed for the Company, (ii) meets with the independent accountants and corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial accounting and operating controls and the scope of the audits of the independent accountants, including in the case of the independent accounts, the fees for such services and (iii) reviews, and reports on the results of such audits to the Board. The Audit Committee held five meetings during 2002.

     The Compensation Committee currently consists of three members of the
Board: Richard C. Close, Stanton L. Meltzer and William Rulon-Miller. The Compensation Committee periodically reviews and evaluates the compensation of the Company's officers and establishes guidelines for compensation for the Company's personnel. The Compensation Committee held one meeting during 2002.

     The Incentive Committee currently consists of four members of the Board:
C. Harry Knowles, Janet H. Knowles, Thomas E. Mills IV, and Hsu Jau Nan. The Incentive Committee administers the Company's Incentive Plan and the Employee Stock Purchase Plan. The Incentive Committee held one meeting in 2002.

Compensation Committee Interlocks and Insider Participation

     The accounting firm in which Stanton L. Meltzer, a director and shareholder of the Company, is a principal, charged fees of approximately $105,000 during 2002 for tax consulting services performed for the Company.

     The investment banking firm of Janney Montgomery Scott LLC in which William Rulon-Miller, a director, serves as Senior Vice President and Director of Investment Banking charged fees totaling approximately $200,000 in 2001 in connection with the acquisition of Adaptive Optics Associates, Inc. In 2002, the Company entered into an engagement letter with Janney Montgomery Scott LLC in which they were to provide certain services as financial advisor and placement agent in connection with the Company's plans to refinance the Amended Credit Agreement. In return the Company agreed to pay fees based on the amount and nature of the financing obtained. As of December 31, 2002, the Company had paid Janney Montgomery Scott LLC $50,000.

Compensation of Directors

     Directors who are not employees of the Company receive an annual retainer of $10,000 plus reimbursement of expenses incurred in connection with attending Board of Director and Committee meetings, and fees of $1,000 for each Board of Directors' meeting attended and $500 for each committee meeting attended. In addition, directors are eligible to receive options to purchase the Company's Common Stock, at the discretion of the Incentive Committee, under the Company's Incentive Plan.

     In connection with the performance of certain oversight functions for the AOA operations on behalf of the Board of Directors, Richard C. Close was paid, in addition to the above fees, approximately $6,000 during 2002.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     Ernst & Young LLP has been selected by the Company to continue as its independent auditors for the fiscal year ending December 31, 2003. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The following are fees billed to the Company by Ernst & Young LLP during 2002:

     Audit Fees. Fees for audit services totaled approximately $422,000 in 2002 and approximately $308,800 in 2001, including fees associated with the annual audit, the reviews of the Company's quarterly reports on Form 10-Q, and statutory audits required internationally.

     Audit Related Fees. Fees for audit related services totaled approximately $179,000 in 2002 and approximately $153,350 in 2001. Approximately $90,000 of the 2002 fees relate to services performed in connection with bank debt issues. Other audit related services principally include accounting consultations and a benefit plan audit.

     Tax Fees. Fees for tax services, including tax compliance, tax advice and tax planning (including expatriate tax services), totaled approximately $28,600 in 2002 and $56,520 in 2001.

     Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2003 will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

     The Board of Directors recommends a vote "FOR" ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the 2003 fiscal year.

                       SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 21, 2003 by: (i) each person known by the Company to be a beneficial owner of more than five percent of the outstanding Common Stock; (ii) each of the Company's directors;
(iii) each nominee forelection as a director; (iv) each executive officer of the Company named in the Summary Compensation Table below; and (v) all executive officers and directors of the Company as a group.



Name of Beneficial Owner   Shares Beneficially Owned(1)    Percent of Class(1)
------------------------   ---------------------------     -------------------
C. Harry Knowles                    3,388,000(2)                  61.1%
Janet H. Knowles                    3,388,000(2)(3)               61.1%
Richard C. Close                       16,000(4)                    *
John H. Mathias                        10,500(5)                    *
Stanton L. Meltzer                     27,333(6)                    *
Thomas E. Mills IV                     69,755(7)(8)                1.3%
Hsu Jau Nan                            13,000(9)                    *
William Rulon-Miller                   16,700(10)                   *
Dale M. Fischer                        63,989(11)(12)              1.2%
Benny A. Noens                         25,736(13)                   *
Jeffrey Yorsz                               0                       *
Dimensional Fund Advisors Inc.        314,200(14)                  5.74
All executive officers
 and directors as a
 group (16 persons)                 3,722,581(15)                 63.9%
-----------------
*Less than 1%.

(1) Based on 5,476,439 shares outstanding as of April 21, 2003. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities.
(2) Includes currently exercisable warrants to purchase 65,000 shares of Common Stock.
(3) Janet H. Knowles, Vice President, Administration, Secretary and Treasurer is the wife of C. Harry Knowles and, therefore, may be deemed to have shared voting and investment power with respect to the 3,388,000 shares owned by Mr. Knowles.
(4) Includes currently exercisable options to purchase 16,000 shares of Common Stock.
(5) Includes currently exercisable options to purchase 10,000 shares of Common Stock.
(6) Includes currently exercisable options to purchase 4,000 shares of Common Stock.
(7)      Includes an aggregate of 300 shares held by Mr. Mills' children.
(8) Includes currently exercisable options to purchase 65,000 shares of Common Stock.
(9) Includes currently exercisable options to purchase 13,000 shares of Common Stock.
(10) Includes currently exercisable options to purchase 14,000 shares of Common Stock.
(11) Includes currently exercisable options to purchase 50,600 shares of Common Stock.
(12) Includes 1,000 shares held in a trust of which Mr. Fischer is a trustee and a beneficiary.
(13) Includes currently exercisable options to purchase 23,200 shares of Common Stock.
(14) According to Schedule 13G filed with the Commission for the year ended December 31, 2002, Dimensional Fund Advisors Inc., of 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401 reported sole voting and dispositive power with respect to 314,200 shares of Common Stock.
(15) Includes currently exercisable options to purchase an aggregate of 280,280 shares of Common Stock and currently exercisable warrants to purchase 65,000 shares of Common Stock.

                            EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

         The following table summarizes the compensation earned for services rendered during each of the last three fiscal years with respect to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers (the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                             Annual Compensation
                     -------------------------------------       Long-Term
                                                            Compensation Awards
                                                            -------------------
                                                                          All
                                                                         Other
                                                  Other     Securities  Compen-
Principal            Fiscal                       Annual    Underlying   sation
Position              Year Salary($)  Bonus($) Compensation Options(#)   ($)(1)
--------              ---- ---------  -------- ------------ ----------  -------

C. Harry Knowles      2002 $350,000       -        -             -       $7,200
Chairman of the       2001  350,000       -        -             -        6,300
Board and Chief       2000  275,000(2)$250,000     -             -        1,847
Executive Officer

Thomas E. Mills IV    2002  250,000       -        -           10,000     6,600
President and         2001  250,000       -        -             -        6,300
Chief Operating       2000  215,000(3) 250,000     -            8,000     1,847
Officer

Dale M. Fischer       2002  160,000    117,648     -           12,000     6,600
Vice President,       2001  157,400    122,420     -             -        6,300
International Sales   2000  155,000    148,362     -            8,000     1,847

Benny A. Noens        2002  170,000    196,287   $8,603(4)     20,000     6,600
Vice President,       2001  162,500    326,140    8,478(4)       -        6,300
European  Sales and   2000  155,000    161,435    7,034(4)       -        1,847
Managing Director,
Metrologic Instruments
GmbH

Jeffrey Yorsz         2002  160,000     31,000     -           10,000    12,600
Vice President,       2001  160,000    179,600     -           20,000    11,400
Industrial Systems    2000     -(5)       -        -             -         -
and President and
General Manager,
Adaptive Optics
Associates, Inc.


(1) Represents the Company's contributions to the Company's profit sharing plan, including employer 401(k) matching contributions, on behalf of each executive officer. Also includes the Company's contribution to Adaptive Optics Associates, Inc. Money Purchase Plan on behalf of Mr. Yorsz.

(2) Represents base salary of $200,000 through June 2000 and $350,000 thereafter.

(3) Represents base salary of $180,000 through June 2000 and $250,000 thereafter.

(4) Mr. Noen' other annual compensation includes certain foreign housing costs incurred by the Company on behalf of Mr. Noens.

(5) Mr. Yorsz's employment with the Company did not begin until January 2001. He became an officer in 2002.

STOCK OPTION GRANTS


         The following table sets forth information concerning options to purchase shares of Common Stock granted pursuant to the Company's Incentive Plan during the year ended December 31, 2002 to each of the executive officers of the Company named in the Summary Compensation Table.

                             Individual Grants
-------------------------------------------------------
                               % of Total                 Potential Realized
                    Number of   Options                    Value at Assumed
                    Securities Granted to                Annual Rates of Stock
                    Underlying Employees Exercise Expir-  Price Appreciation
                     Options    During    Price   ation    for Option Term
Name                 Granted     2002   ($/share)  Date      5%        10%
-------------------------------------------------------------------------------
C. Harry Knowles      (1)         -         -        -       -          -
Thomas E. Mills IV   10,000      3.5%     $4.43     (2)   $27,860   $ 70,603
Dale M. Fischer      12,000      4.2%     $4.43     (2)   $33,432   $ 84,723
Benny A. Noens       20,000      7.0%     $4.43     (2)   $55,720   $141,206
Jeffrey Yorsz        10,000      3.5%     $4.43     (3)   $27,860   $ 70,603

(1) In connection with the Company's debt refinancing on January 31, 2003, the Company issued warrants to Mr. and Mrs. Knowles to purchase 65,000 shares of common stock at an exercise price of $10.41, expiring on January 31, 2013.

(2) Options are exercisable as follows subject to certain conditions: 20% on each September 9, 2002, 2003, 2004, 2005 and 2006. Options expire ten years from the date of grant.

(3) Option becomes exercisable in full on September 9, 2005. Option expires ten years from the date of grant.


FISCAL YEAR - END OPTION INFORMATION

         The following table sets forth information with respect to the number of shares covered by exercisable and unexercisable options held by the Named Executive Officers of the Company on December 31, 2002 and the value of such unexercised options on December 31, 2002. No stock options were exercised by any Named Executive Officer during 2002.


                   VALUE OF OPTIONS HELD AT DECEMBER 31, 2002

                                                               Value of
                                                             Unexercised
                      Number of Securities Underlying    In-the-Money Options
                     Unexercised Options at 12/31/02 (#)  at 12/31/02 ($) (1)
                    ------------------------------------- -------------------

                     Shares
                    Acquired
                       on      Value
                    Exercise Realized Exercis- Unexercis- Exercis- Unexercis-
Name                   (#)      ($)      able      able      able      able
----                -------- -------- -------- ---------- -------- ----------
C. Harry Knowles        -        -        -         -         -         -
Thomas E. Mills IV      -        -      65,000    12,000    $7,460   $26,160
Dale M. Fischer         -        -      50,600    12,400    $8,768   $31,392
Benny A. Noens          -        -      23,200    17,600   $13,080   $52,320
Jeffrey Yorsz           -        -           0    30,000         0   $32,700

(1) Options are in-the-money if the market value of the shares covered thereby is greater than the options' exercise price. Calculated based on the fair market value at December 31, 2002 of $7.70 per share, less the exercise price.

                              EMPLOYMENT CONTRACTS

     On January 8, 2001, the Company entered into employment contracts with each of C. Harry Knowles, Chairman of the Board of Directors and Chief Executive Officer of the Company and Thomas E. Mills IV, President and Chief Operating Officer of the Company. The terms and conditions of these contracts provide that Messrs. Knowles and Mills are to receive an annual base salary of $350,000 and $250,000, respectively, for the year ended December 31, 2002. The initial term of each of Messrs. Knowles and Mills contracts expired on December 31, 2002, however the contracts provide for two one-year renewal periods. The current renewal term expires on December 31, 2003. The employment contracts provide for a severance payment of an amount equal to 12 months of the executive's base salary in the event the executive terminates his employment for "Good Reason" (diminution in the executive's responsibilities by the Company or failure of the Company to pay the executive his compensation) or if the Company terminates the executive without cause. Additionally, in the event of a change-in-control of the Company, and the subsequent termination or diminution in the executive's responsibilities, each of Messers. Knowles and Mills will be entitled to a payment of an amount equal to two times the executive's cash compensation annualized over the two-year period leading up to termination. Under the terms of the employment contracts a "change-in-control" occurs if:

          o Any person, entity, or group (with certain exceptions) becomes the beneficial owner of 20% or more of the outstanding shares of the Company's common stock;

          o There is a change in a majority of the Board of Directors other than by election or nomination by a vote of the majority of directors comprising the Incumbent Board;

          o Upon consummation of, or approval by the Company's shareholders of, a reorganization, merger, consolidation or sale that results in the Company's shareholders owning less than 50% of the combined voting power of the surviving corporation following the transaction; or

          o Upon consummation of, or approval by the Company's shareholders of a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company.

     On April 1, 2001, the Company entered into an employment contract with Benny A. Noens, Vice President, European Sales for the Company and Managing Director of Metrologic Instruments, GmbH, the Company's wholly-owned German subsidiary. The terms and conditions of this contract provide for Mr. Noens to receive an annual base salary of $170,000 for the year ended December 31, 2002. The initial term of the contract expires on March 31, 2004 and provides for automatic one-year renewal periods thereafter. The employment contract also provides for reimbursement for certain costs related to Mr. Noens foreign living and travel expenses. Additionally the contract contains provisions for the payment of severance and payments in connection with a change-in-control of the Company upon terms and conditions similar to those contained in the employment contracts for Messrs. Knowles and Mills.

     On January 8, 2001, the Company entered into an employment contract with Jeffrey Yorsz, Vice President, Industrial Systems and the President and General Manager of Adaptive Optics Associates, Inc. ("AOA"), one of the Company's wholly owned subsidiaries. The terms and conditions of this contract provide for Mr. Yorsz to receive an annual base salary of $160,000 for the year ended December 31, 2002. The initial term of the contract expired on December 31, 2002, but the contract provides for two automatic one-year renewal periods. The current renewal term expires on December 31, 2003. The employment contract also provides for incentive compensation to be paid in connection with AOA and the Company achieving certain milestones with respect to earnings. Additionally, the contract contains provisions for the payment of severance and payments in connection with a change-in-control of the Company upon terms and conditions similar to those contained in the employment contracts for Messrs. Knowles and Mills.

       REPORTS OF THE COMPENSATION COMMITTEE AND THE INCENTIVE COMMITTEE
                        REGARDING EXECUTIVE COMPENSATION

Compensation Policies

         The Company operates in a competitive and high technology business environment. The goals of the Company's executive compensation program are to:

          o motivate executives to achieve the Company's business and technical objectives in this environment;

          o      reward them for their achievement;

          o      foster teamwork; and

          o attract and retain executive officers who contribute to the overall success of the Company.

     In establishing executive compensation levels, the Compensation Committee is guided by a number of considerations. The Compensation Committee evaluates each officer's individual performance using certain criteria, including an evaluation of each officer's attainment of predetermined sales targets or other goals, initiative, contribution to overall corporate performance and managerial ability. No specific numerical weight is given to any of the above-noted performance criteria. In making its evaluations, the Compensation Committee consults on an informal basis with other members of the Board of Directors and, with respect to officers other than the Chief Executive Officer, reviews the recommendations of the Chief Executive Officer.

     Another consideration which affects the Compensation Committee's decisions regarding executive compensation is the high demand for well-qualified personnel in the high technology industry. Given such demand, the Compensation Committee strives to maintain compensation levels which are competitive with the compensation of other executives at similarly situated companies in the industry. To that end, the Compensation Committee seeks to provide compensation comparable to that offered by other leading high technology companies.

     A third factor which affects compensation levels is the Compensation Committee's belief that stock ownership by management is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value.

Compensation Components

     The Company's executive compensation packages generally include three components: base salary; a discretionary annual cash bonus; and stock options. The Compensation Committee generally reviews and establishes the base salary and bonus of each executive officer at of the end of each year.

     Base Salary

     The Compensation Committee seeks to establish base salaries which are competitive for each position and level of responsibility with those of executive officers at various other high technology companies of comparable size.

     Discretionary Cash Bonus

     The Compensation Committee believes that discretionary cash bonuses are useful on a case by case basis to motivate and reward executive officers. Bonuses for executive officers responsible for sales activities were based on the amount by which the prior year's sales for such executive officer's area of responsibility exceeded pre-determined sales targets for such area, and for other executive officers, including the Chief Executive Officer and Chief Operating Officer, the cash bonus amount was based on the Compensation Committee's judgment as to such executive officer's individual performance and contribution to the Company's strategic objectives.

     Stock Options

     Grants of stock options under the Company's stock option plans are designed to promote the identity of the long-term interests between the Company's executives and its shareholders and to assist in the retention of executives.

     When granting stock options, the Incentive Committee considers the relative performance and contributions of each officer compared to that of other officers within the Company with similar levels of responsibility. The Incentive Committee may review the prior level of grants and awards to the executive officers and to other members of senior management, including the number of shares which continue to be subject to vesting under outstanding options, in setting the level of options to be granted to the executive officers during any given year. Stock options are granted at the market price on the date of grant and are subject to certain conditions.

     Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation over $1 million to the Chief Executive Officer and the other Named Executive Officers unless certain conditions are met. The Company's Chief Executive Officer and the other Named Executive Officers have not received annual compensation over $1 million, and the Company has not yet determined what measures, if any, it should take to comply with Section 162(m).

Chief Executive Officer Compensation

     The Compensation Committee met in Feburary 2002. It was decided to maintain Mr. Knowles' salary for fiscal year 2002 at the base salary amount specified in his employment contract. Mr. Knowles declined to receive a bonus for the 2002 fiscal year.

     This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act and the Securities Exchange Act of 1934, as amended, and shall not be deemed soliciting material.


                Respectfully submitted,


                Compensation Committee:                Incentive Committee:


                Richard C. Close                       C. Harry Knowles
                Stanton L. Meltzer                     Janet H. Knowles
                William Rulon-Miller                   Thomas E. Mills IV
                                                       Hsu Jau Nan

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company's audited financial statements for the year ended December 31, 2002 with management including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Audit Committee discussed with the Company's independent auditors, who are responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee discussed with the independent auditors the auditors' independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and received by the Audit Committee from the Company's independent auditors. The Audit Committee also has considered whether the independent auditors' provision of services other than audit related services to the Company is compatible with the auditors' independence.

     Based on reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended
December 31, 2002 for filing with the Securities and Exchange Commission.
The Audit Committee's recommendation was considered and approved by the Board of Directors.

     The Audit Committee has considered whether Ernst & Young LLP's provision of services other than professional services rendered for the audit and review of the Company's annual financial statements is compatible with maintaining Ernst & Young LLP's independence, and has determined that it is so compatible.



                                          Audit Committee

                                          John H. Mathias
                                          Stanton L. Meltzer
                                          William Rulon-Miller

                            STOCK PERFORMANCE GRAPH


                    COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                      AMONG METROLOGIC INSTRUMENTS, INC.,
                       S&P 500 INDEX AND MG GROUP INDEX



                       1997    1998    1999     2000    2001     2002
                       ----    ----    ----     ----    ----     ----

 METROLOGIC
  INSTRUMENTS, INC.  100.00   93.07  106.93    47.52   56.63    60.99

 S&P 500 INDEX       100.00  128.58  155.64   141.46   124.65   97.10

 MG GROUP INDEX      100.00  124.86  249.35   199.02   172.86  129.45


                     ASSUMES $100 INVESTED ON JAN. 1, 1998
                          ASSUMES DIVIDENDS REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 2002

                              CERTAIN TRANSACTIONS

     Since 1990, the Company's executive offices and manufacturing facilities have been located in Blackwood, New Jersey in a building leased by the Company from C. Harry Knowles, Chairman of the Board and Chief Executive Officer of the Company, and Janet H. Knowles, Vice President, Administration, Secretary, Treasurer and a director of the Company. During 2002, the Company paid Mr. and Mrs. Knowles an aggregate of approximately $526,000 under the lease agreement for rent payments. Under the terms of an Amended and Restated Credit Agreement (the "Amended Credit Agreement") entered into between the Company and its banks on July 9, 2002, no rental payments could be paid to Mr. and Mrs. Knowles during the term of the Amended Credit Agreement. As a result, an additional $340,000 of rent expense was accrued during 2002 and was unpaid at December 31, 2002. This amount was paid to Mr. and Mrs. Knowles during the first quarter of 2003 subsequent to the execution of an Amendment to the Amended Credit Agreement. The lease for the real estate was replaced in January 2003 with a new lease which expires in December 2012.

     In connection with the Amended Credit Agreement, certain directors and executive officers made loans to the Company, which amounts were held as cash collateral under the terms of the Amended Credit Agreement. Specifically, C. Harry Knowles and Janet H. Knowles, Dale M. Fischer and Hsu Jau Nan loaned the Company $400,000, $125,000 and $475,000, respectively. The loans accrued interest at a rate of nine percent (9%) per annum and were paid in full by the Company in February 2003.

     Janet H. Knowles, a director and officer of the Company, borrowed $75,000 from the Company under a promissory note to be repaid on or about August 31, 2002 or the termination of the Amended Credit Agreement, whichever is later. The Company made the loan to Mrs. Knowles as a result of her pledge of cash collateral to the banks in her capacity as guarantor for Company borrowings under its Credit Facility. This loan was paid in full by Mrs. Knowles in February 2003.

     In January 2003, the Company entered into a $4,260,000 subordinated note payable with its Chairman and CEO, C. Harry Knowles, and his spouse, Janet H. Knowles, a Director and Vice President, Administration. The subordinated note bears interest at 10% and requires 60 monthly principal payments of approximately $36,000 with the balance of $2,130,000 due in January 2008. In connection with this note, the Company issued warrants to Mr. and Mrs. Knowles to purchase 65,000 shares of its common stock at an exercise price of $10.41 expiring on January 31, 2013.

     The accounting firm in which Stanton L. Meltzer, a director and shareholder of the Company, is a principal, charged fees of approximately $105,000 during 2002 for tax consulting services performed for the Company.

     The investment banking firm of Janney Montgomery Scott LLC in which William Rulon-Miller, a director, serves as Senior Vice President and Director of Investment Banking charged fees totaling approximately $200,000 in 2001 in connection with the acquisition of Adaptive Optics Associates, Inc. In 2002, the Company entered into an engagement letter with Janney Montgomery Scott LLC in which they were to provide certain services as financial advisor and placement agent in connection with the Company's plans to refinance the Amended Credit Agreement. In return the Company agreed to pay fees based on the amount and nature of the financing obtained. As of December 31, 2002, the Company had paid Janney Montgomery Scott LLC $50,000.

                                 OTHER MATTERS

     Management does not know of any matters other than those referred to in this Proxy Statement that may come before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, generally requires the Company's directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities ("10% owners") to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% owners are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) forms they file. All officers, directors and 10% owners timely filed reports for transactions required by Section 16(a) of the Securities Exchange Act of 1934.

                             SHAREHOLDER PROPOSALS

     The Company's Amended and Restated Certificate of Incorporation sets forth procedures for shareholders to nominate directors for election. In order for shareholders to nominate directors for election, shareholders must give timely notice and make certain specified disclosures about (i) themselves, (ii) their ownership of shares in the Company and (iii) the proposed nominees and their ownership of shares in the Company. In order for the notice to be timely, it must be submitted to the Company not less than 60 days nor more than 90 days prior to the scheduled annual meeting; provided, however, if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, to be timely, notice by the shareholder must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.

     In addition, in order to bring business before a shareholders' annual meeting, shareholders must give timely notice and make certain specified disclosures about (i) themselves, (ii) their ownership of shares in the Company, (iii) the reason for the proposal and (iv) their financial interest in the Company. If a shareholder wishes to present a proposal at the 2004 Annual Meeting of Shareholders, the proposal must comply with the Company's Amended and Restated Certificate of Incorporation and must be received by the Company not less than 60 days nor more than 90 days prior to the scheduled annual meeting; provided, however, if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, to be timely, notice by the shareholder must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. In addition, any shareholder proposal intended for inclusion in the proxy material for the 2004 Annual Meeting of Shareholders must also be received in writing by the Company within a reasonable amount of time. The inclusion of any proposal in the proxy material will be subject to the applicable rules of the Commission. If any shareholder wishes to present a proposal to the 2004 Annual Meeting of Shareholders that is not included in the Company's proxy statement for that meeting and fails to submit that proposal to the Secretary of the Company within a reasonable amount of time, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the Annual Meeting, without any discussion of the matter in its proxy statement.

                                   FORM 10-K

                  THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002, INCLUDING FINANCIAL STATEMENTS, BUT EXCLUDING EXHIBITS. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO THE COMPANY'S INVESTOR RELATIONS DEPARTMENT AT 90 COLES ROAD, BLACKWOOD, NEW JERSEY 08012.

                                     By Order of the Board of Directors,



                                     /s/Janet H. Knowles
                                     Janet H. Knowles
                                     Secretary

                          METROLOGIC INSTRUMENTS, INC.

                                     PROXY

The undersigned hereby appoints Thomas E. Mills IV and Janet H. Knowles the proxies of the undersigned (each with power to act alone and with power of substitution and with discretionary authority to vote as designated on the reverse side) to represent and vote at the Annual Meeting of Shareholders of Metrologic Instruments, Inc. to be held at the Company's corporate headquarters located at 90 Coles Road, Blackwood, New Jersey 08012 on June 19, 2003 at
3:30 P.M., or at any adjournments or postponements thereof, the shares of stock of the Company which the undersigned would be entitled to vote if then personally present, as indicated herein, and in their discretion upon such other business as may come before the Annual Meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith.

This proxy is solicited by the Board of Directors. The Board recommends a vote FOR the directors nominated and FOR the ratification of Ernst & Young LLP as the Company's independent auditors for fiscal 2003.

THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE OR, IF NO SPECIFICATIONS ARE MADE, THEY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NOMINATED AND FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 2003.

                (PLEASE FILL IN, SIGN AND DATE ON REVERSE SIDE)

 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


X Please mark your votes as in this example.


1. Election of C. Harry Knowles                FOR     WITHHELD
   as director with term expiring in 2006.   _____      _____

   Election of Stanton L. Meltzer              FOR     WITHHELD
   as director with term expiring in 2006.   _____      _____

2. Ratification of Ernst & Young LLP          FOR      AGAINST    ABSTAIN
   as independent auditors.                  _____      _____      _____




SIGNATURE(S)_____________________________________  DATE__________________, 2003
SIGNATURE(S)_____________________________________  DATE__________________, 2003
NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as a corporate officer, attorney, executor, administrator, trustee or guardian, please give full title as such.